Exhibit 10.1

GYRODYNE, LLC

1 Flowerfield, Ste 24

St. Jame, New York 11780

631-584-5400

August 3, 2026

By Email (Ppitsiokos@Gyrodyne.com)

Peter Pitsiokos

9067 Valmont Lane

Scottsville, VA 24590

Dear Mr. Pitsiokos:

This Agreement sets forth our mutual agreement and understanding with respect to the termination of your employment with Gyrodyne, LLC (“Gyrodyne” or the “Company”) on mutually agreeable terms as set forth below. You and the Company agree that this Agreement represents the sole and complete agreement concerning your separation from employment with Gyrodyne.

1.

Last Day of Employment.  Your last day of employment will be October 2, 2026 (based on 60 days notice given today pursuant to your employment agreement) (“Termination Date”). You will continue to receive your regular compensation and benefits through and including October 2, 2026.

2.

Return of Property.  On or before October 2, 2026, you must return any and all Company property including, but not limited to, documents, computer files, credit cards, laptop computers, and access keys within your possession or control. You have provided Gyrodyne with a list of login and password information used in the course of your employment with the Company. You represent and agree that you will not keep copies of the Company’s property, its documents or any of its confidential information.

3.

Separation Payments.  Providing that you sign and do not revoke the letter and the Separation and Release Agreement (“Release”) attached hereto as Exhibit A, within such time period as ensures that the Release is effective and irrevocable following the Termination Date, you shall receive payment in the amount of One Hundred Thousand Dollars (“$100,000”) (“The Separation Amount”) which is the equivalent of six months of severance at your current rate of pay. The Separation Amount will be paid in a single lump sum of One Hundred Thousand Dollars ($100,000) within three (3) business days following the later of the Effective Date of this letter or the Effective Date of the Release (Exhibit A). Taxes and other withholding amounts, as required by law, will be deducted from all payments to you. If you do not execute, or if you revoke, the Release, you will not receive the Separation Payments.  For clarity, you may not execute the Release prior to the day after your Termination Date. You will have a 21 day review period after your last day of employment on October 2, 2026, to sign the Release, and will have a 7 day period to revoke the Release, in accordance with the provisions of the Release.

4.

Retention Bonus Plan.  Notwithstanding any provisions in this Agreement to the contrary, you shall be entitled to receive, pursuant to Section 2 of the Company’s Amended and Restated Retention Bonus Plan, as further amended through the date hereof (the “Retention Plan”), a Bonus Payment (as defined in the Retention Plan) under the Retention Plan, provided all conditions to such payment under the Retention Plan are satisfied, including the requirements that a sale of a Property (as defined in the Retention Plan) occurs no later than three (3) years following the date of your separation from service with Gyrodyne, and that a Property is sold at an internal rate of return equal to at least 4% of the value of the Property, as determined under the annual appraisals obtained as of the Valuation Date (as defined in the Retention Plan). Bonus payment, if any, shall be paid in accordance to, and subject to the terms of the Retention Plan, including its provisions intended to ensure compliance with, or exemption from Section 409A of the Code.

5.

Benefits.  Your employee benefits (including medical, vision, dental, short-term disability insurance) shall end on October 2, 2026. After your Company-provided benefits end, you may continue medical and hospitalization insurance coverage pursuant to a federal law known as COBRA. You received information on COBRA in an email and separate mailing.

6.	References. The Organization will respond to any questions about your employment with or separation from Gyrodyne by confirming your title and dates of employment.

7.

Acknowledgments.  You understand and agree that WITHOUT THIS AGREEMENT, you would not otherwise be entitled to the payments and benefits specified in paragraphs 3 of this Agreement. Further, by signing this Agreement, you agree that: (a) you are not entitled to any other payments and/or benefits that are not specifically listed in this Agreement; (b) you have received all compensation and benefits from the Company to which you were entitled under the Fair Labor Standards Act (FLSA) and/or New York Labor Law; and (c) you took or were provided the opportunity to take all leave and receive all benefits which you were entitled to take or receive.

8.

Confidential Information.  You agree that you shall not publish, use or disclose Confidential Information to any entity, organization or person. “Confidential Information” means any and all information, whether written or verbal, (other than information that is public knowledge or readily available to the public), which relates to the Company’s operations, computer software data, documentation, processes, business plans, purchasing, trade secrets, or finances, including, but not limited to, the following: (a) financial information and data; (b) information pertaining to personnel and compensation; (c) marketing plans and related information; (d) the names, addresses, contact information and practices of clients, brokers, carriers, vendors, suppliers, and referral sources; (e) business methods, techniques, plans, computer programs and files, know-how, improvements, trade secrets, concepts or writings; (f) any data relating to business contacts, vendor lists or supplier matters; (g) any technical data, marketing and business data, pricing and cost information, business, real estate, and marketing plans; (h) any information that the Company has received from a third-party and is obligated to treat as confidential; (i) all other confidential information of, about, or concerning the Company; and (j) all analyses, compilations, forecasts, studies and other documents by whomsoever prepared which contain any of the foregoing information or data. If Confidential Information is required to be produced by law, court order, or governmental authority, you must immediately notify the Company of that obligation, and disclose only that part of the Confidential Information that is advised by counsel that you are legally required to furnish. The Company may, at its sole expense, move the ordering court or authority for a protective order or other appropriate relief. Nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (SEC), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

9.

No Claims Filed.  As a condition of Gyrodyne entering into this Agreement, you represent that you have not filed any claim against the Company or any of the Releasees relating to your employment, your separation from employment or otherwise.

10.

Confidentiality.  You agree that the terms of this Agreement are CONFIDENTIAL. You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor or immediate family members. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well. Nothing in this Agreement in any way is intended to restrict or impede you from disclosing information about possible securities law violations to the SEC or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

11.

No Negative Statements.  You agree not to make any negative, disparaging, or defamatory statements, whether in writing, orally, through social media or on any internet-based platform or venue, about Gyrodyne or the Releasees, or their financial status, or which damages them in any of their business relationships. This Section does not in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the SEC, without notice to the Company, and rights under the National Labor Relations Act (NLRA), including the right to file unfair labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations, and rights under New York law.

12.	Non-admission of Wrongdoing. By entering into this Agreement, neither you nor Gyrodyne and the Releasees admit any wrongdoing or violation of law.

13.	Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

14.

Jurisdiction and Applicable Law.  This Agreement shall be subject to and governed by the laws of the State of New York. The parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of federal, state and local courts, as applicable, in the County of Suffolk, and all such claims shall be adjudicated by a judge sitting without a jury.

15.

Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Gyrodyne, its successors, and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon you and your heirs, executors, administrators, representatives, successors, and assigns.

16.

No Third Party Beneficiaries.  Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest, or remedy for the benefit of any person other than as otherwise provided in this Agreement.

17.

Entire Agreement.  This Agreement and Exhibit A contains the entire agreement between you and the Company relating to your employment and end of your employment and replaces any prior agreements or understandings between you and the Company relating to your employment and the end of your employment with the Company.

18.

Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, together with the Treasury Regulations promulgated thereunder (hereinafter the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, to avoid the application of Section 409A to amounts payable hereunder, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment after the end of the six-month period. If you die during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year.

Very truly yours, Gyrodyne, LLC

By:	/s/ Gary Fitlin
Gary Fitlin

Agreed and Accepted:

/s/ Peter Pitsiokos	August 7, 2026
Peter Pitsiokos	Date

Exhibit A

SEPARATION AND GENERAL RELEASE

In exchange for the payments described in the Agreement dated August 3, 2026 (“Agreement”), and specifically the payments and benefits specified in paragraph 3, on behalf of myself (and my heirs, successors and assigns), I hereby release Gyrodyne, LLC (“Gyrodyne”), and any and all of its respective affiliates, divisions, and each of its respective officers, councilors, managers, attorneys, employees, members, agents, successors and assigns (hereinafter collectively “Releasees”), from ANY AND ALL CLAIMS I may have, known or unknown, related to my employment or my separation from employment, from the beginning of time through the date that the Agreement and this Release become effective.

I understand and agree that I am RELEASING Gyrodyne, and its respective officers, managers, members, attorneys, employees, agents, successors and assigns, as well as their respective heirs, successors and assigns (hereinafter collectively "Released Parties"), from ANY AND ALL legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities, or obligations, existing from the beginning of the world through the date hereof, which are now known or unknown, including but not limited to the following:

a)

any and all such claims or counterclaims alleging or sounding in discrimination, harassment, retaliation, failure to accommodate, breach of contract, breach of any implied covenant of good faith, piercing the corporate veil, whistleblowing, corporate fraud, accounting, tort, defamation, libel, slander, injurious falsehood, public policy, assault, battery, intentional or negligent infliction of emotional distress, attorneys’ fees, indemnification, and all claims for compensatory, punitive, and liquidated damages; and

b)

any and all claims under any and all federal, state or local laws including, but not limited to claims under the fair employment practice laws or other employment related laws of the United States, New York and all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Civil Rights Act of 1866, 42 U.S.C. §§1981, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., the Sarbanes Oxley Act of 2002, the National Labor Relations Act, 29 U.S.C. § 151, et seq., the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001-1461, New York Labor Law, the New York State Human Rights Law, the New York Executive Law §290 et seq., and the New York Workers’ Compensation Law; and

c)	any and all claims under all other employee relations, labor, corporate and commercial statutes, executive orders, laws, rules and/or regulations; and

d)

any and all claims for wages, bonuses, commissions, vacation pay, employee fringe benefits, reimbursement of expenses, monetary and/or equitable relief, punitive and compensatory relief, and/or attorneys’ fees and/or costs.

By signing this Release, I acknowledge that:

a)	I have carefully read, and understand, this Release;

b)	I have been given twenty-one (21) days to consider my rights and obligations under this Release and to consult with an attorney;

c)	Gyrodyne advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

d)	I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;

e)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;

f)

I KNOWINGLY AND VOLUNTARILY RELEASE Gyrodyne, and any and all of its respective affiliates, divisions, and each of its respective officers, councilors, managers, attorneys, employees, members, agents, successors and assigns, from any and all claims you may have, known or unknown, in exchange for the payments and benefits I have obtained by signing, and that these payments and benefits are in addition to any benefit I would have otherwise received if I did not sign the Agreement and this Release;

g)	the General Release in this Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

h)	this Release does not waive any rights or claims that may arise after this Release is signed and becomes effective, which is eight (8) days after I sign it.

I understand that I must sign and return this Release to Gary Fitlin, 1 Flowerfield #24, St. James, NY 11780, gfitlin@gyrodyne.com, no sooner than October 3, 2026 and no later than October 23, 2026.

I understand that I have seven (7) days from the date I sign this Agreement to change my mind. If I change my mind, I understand that I must send written notice of my decision to Gary Fitlin, 1 Flowerfield #24, St. James, NY 11780, gfitlin@gyrodyne.com, so that he RECEIVES my revocation no later than the eighth (8th) day after I originally sign this Release. I understand that Gyrodyne will not be required to provide the payments and benefits set forth in paragraph 3 of the Agreement unless the Agreement and this Release become effective.

This Agreement may be executed in two or more counter-parts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile or electronic transmission.

Read, Accepted and Agreed:

Peter Pitsiokos                                                      Date

STATE OF ___________         )

: ss.:

COUNTY OF ________          )

On the _____ day of ______, 2026 before me personally came Peter Pitsiokos to me known and known to me to be the individual described in, and who executed, the above Agreement, and duly acknowledged to me that he executed the same.

Sworn to before me on this

____ day of ______________, 2026

_________________________

Notary Public